UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 21, 2018
(Date of earliest event reported)

Wabash National Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-10883	52-1375208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana	47905	765-771-5310
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On December 21, 2018, Wabash National Corporation (the "Company") entered into a Second Amended and Restated Credit Agreement, among the Company, certain of its subsidiaries as borrowers (together with the Company, the "Borrowers"), the lenders from time to time party thereto, Wells Fargo Capital Finance, LLC, as the administrative agent, joint lead arranger and joint bookrunner (the "Revolver Agent"), and Citizens Business Capital, a division of Citizens Asset Finance, Inc., as syndication agent, joint lead arranger and joint bookrunner (the "Amended and Restated Revolving Credit Agreement"), which amended and restated the Company's existing amended and restated revolving credit agreement, dated as of May 8, 2012.
The Amended and Restated Revolving Credit Agreement is guaranteed by certain subsidiaries of the Company (the "Revolver Guarantors") and is secured by (i) first priority security interests (subject only to customary permitted liens and certain other permitted liens) in substantially all personal property of the Borrowers and the Revolver Guarantors, consisting of accounts receivable, inventory, cash, deposit and securities accounts and any cash or other assets in such accounts and, to the extent evidencing or otherwise related to such property, all general intangibles, licenses, intercompany debt, letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents and payment intangibles, and (ii) second-priority liens on and security interests in (subject only to the liens securing the Company's credit agreement, dated as of May 8, 2012, among the Company, as borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the "Term Agent"), as amended (the "Term Loan Credit Agreement"), customary permitted liens and certain other permitted liens) (A) equity interests of each direct subsidiary held by the Borrower and each Revolver Guarantor (subject to customary limitations in the case of the equity of foreign subsidiaries), and (B) substantially all other tangible and intangible assets of the Borrowers and the Revolver Guarantors, including equipment, general intangibles, intercompany notes, insurance policies, investment property and intellectual property, but excluding real property.  The respective priorities of the security interests securing the Amended and Restated Revolving Credit Agreement and the Term Loan Credit Agreement are governed by an Intercreditor Agreement, dated as of May 8, 2012, between the Revolver Agent and the Term Agent, as amended (the "Intercreditor Agreement").  The Amended and Restated Revolving Credit Agreement has a scheduled maturity date of December 21, 2023, subject to certain springing maturity events.
Under the Amended and Restated Revolving Credit Agreement, the lenders agree to make available to the Company a $175 million revolving credit facility.  The Company has the option to increase the total commitment under the facility to up to $275 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the Amended and Restated Revolving Credit Agreement, to provide such increased amounts.  Availability under the Amended and Restated Revolving Credit Agreement will be based upon quarterly (or more frequent under certain circumstances) borrowing base certifications of the Borrowers' eligible inventory and eligible accounts receivable, and will be reduced by certain reserves in effect from time to time.  Subject to availability, the Amended and Restated Revolving Credit Agreement provides for a letter of credit subfacility in an amount not in excess of $15 million, and allows for swingline loans in an amount not in excess of $17.5 million. Outstanding borrowings under the Amended and Restated Revolving Credit Agreement will bear interest at an annual rate, at the Borrowers' election, equal to (i) LIBOR plus a margin ranging from 1.25% to 1.75% or (ii) a base rate plus a margin ranging from 0.25% to 0.75%, in each case depending upon the monthly average excess availability under the revolving loan facility.  The Borrowers are required to pay a monthly unused line fee equal to 0.20% times the average daily unused availability along with other customary fees and expenses of the Revolver Agent and the lenders.
The Amended and Restated Revolving Credit Agreement contains customary covenants limiting the ability of the Company and certain of its affiliates to, among other things, pay cash dividends, incur debt or liens, redeem or repurchase stock, enter into transactions with affiliates, merge, dissolve, repay subordinated indebtedness, make investments and dispose of assets.  In addition, the Company will be required to maintain a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 as of the end of any period of 12 fiscal months (commencing with the month ending on December 31, 2018) when excess availability under the Amended and Restated Revolving Credit Agreement is less than 10.0% of the total revolving commitment.
If availability under the Amended and Restated Revolving Credit Agreement is less than 15% of the total revolving commitment or if there exists an event of default, amounts in any of the Borrowers' and the Revolver Guarantors' deposit accounts (other than certain excluded accounts) will be transferred daily into a blocked account held by the Revolver Agent and applied to reduce the outstanding amounts under the facility.

Subject to the terms of the Intercreditor Agreement, if the covenants under the Amended and Restated Revolving Credit Agreement are breached, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.  Other customary events of default in the Amended and Restated Revolving Credit Agreement include, without limitation, failure to pay obligations when due, initiation of insolvency proceedings, defaults on certain other indebtedness, and the incurrence of certain judgments that are not stayed, satisfied, bonded or discharged within 30 days.
The foregoing description of the Amended and Restated Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Revolving Credit Agreement, which is attached hereto as Exhibit 10.1.
Item 1.02	Termination of a Material Definitive Agreement.
On December 21, 2018, the Amended and Restated Credit Agreement, dated as of May 8, 2012, among the Company, certain subsidiaries of the Company, the lenders from time to time party thereto and Wells Fargo Capital Finance, LLC, as administrative agent (the "Existing Revolving Credit Agreement"), was amended and restated by the Amended and Restated Revolving Credit Agreement.  The Existing Revolving Credit Agreement was to mature on June 4, 2020, subject to certain springing maturity events.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under "Item 1.01  Entry into a Material Definitive Agreement" is incorporated in this Item 2.03 by reference.  As of December 21, 2018, the Company had no advances and letters of credit in the aggregate face amount of approximately $8.2 million outstanding under the Amended and Restated Revolving Credit Agreement.
Item 9.01	Financial Statements and Exhibits.
 (d)  Exhibits.  The following exhibit is filed herewith:
EXHIBIT INDEX
Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of December 21, 2018 among Wabash National Corporation, certain subsidiaries of Wabash National Corporation, the lenders from time to time party thereto and Wells Fargo Capital Finance, LLC, as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
WABASH NATIONAL CORPORATION
Date: December 27, 2018	By:	/s/ Jeffery L. Taylor
Jeffery L. Taylor Senior Vice President and Chief Financial Officer